Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation

Inversiones Ganaderas S.A.	Argentina

Agropecuaria Cervera S.A.	Argentina

Cactus Argentina S.A.	Argentina

Agro-Uranga S.A.	Argentina

Futuros y Opciones.com S.A.	Argentina

IRSA Inversiones y Representaciones Sociedad Anónima	Argentina

BrasilAgro Companhia Brasileira de Propriedades Agrícolas	Brazil

Exportaciones Agroindustriales Argentinas S.A.	Argentina

Ritelco S.A.	Uruguay

Patagonian Investment S.A.	Argentina

Palermo Invest S.A.	Argentina

Rummaala S.A.	Argentina

Solares de Santa María S.A.	Argentina

CYRSA S.A.	Argentina

Pereiraola S.A.I.C.F. y A.	Argentina

Inversora Bolivar S.A.	Argentina

Hoteles Argentinos S.A.	Argentina

Llao Llao Resorts S.A.	Argentina

Alto Palermo S.A.	Argentina

Quality Invest S.A.	Argentina

E-Commerce Latina S.A.	Argentina

Financel Communications S.A.	Argentina

Canteras Natal Crespo S.A.	Argentina

Nuevas Fronteras S.A.	Argentina